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                            February 18, 2021

       Greg Becker
       President and Chief Executive Officer
       SVB Financial Group
       3003 Tasman Drive
       Santa Clara, CA 95054

                                                        Re: SVB Financial Group
                                                            Registration
Statement on Form S-4
                                                            Filed February 11,
2021
                                                            File No. 333-253002

       Dear Mr. Becker:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance